Exhibit 99.1
ValueVision Media Announces Sale of its 12.5% Equity Interest in Polo.com for $43.75 Million to Polo Ralph Lauren
MINNEAPOLIS, MN — (PR NEWSWIRE) — March 29, 2007 — ValueVision Media, Inc. (Nasdaq:VVTV) today announced the sale of its 12.5% equity interest in Ralph Lauren Media, LLC (Polo.com) to Polo Ralph Lauren Corporation. The sale of ValueVision’s interest will generate cash proceeds to ValueVision of $43.75 million.
Ralph Lauren Media was created seven years ago as a joint venture with 50% ownership by Polo Ralph Lauren Corporation, 37.5% by NBC-Lauren Media Holdings, Inc. (a subsidiary wholly owned by NBC Universal), and 12.5% by ValueVision, to develop Polo Ralph Lauren branded media projects across multiple platforms. Concurrently with the sale of ValueVision’s 12.5% equity interest in Ralph Lauren Media, NBC is also selling its 37.5% equity interest in the joint venture to Polo Ralph Lauren Corporation.
ValueVision will continue to provide certain fulfillment and customer support services to Polo.com through August 2008 with a potential extension through mid-2009.
“We are pleased to monetize this valuable asset. While Polo.com is performing extremely well, a minority ownership position in this business is not strategic for our company. In selling this asset, we are adding to our cash reserves and giving ourselves additional flexibility. We will continue our long-standing relationship with Polo.com as its fulfillment and customer service provider”, said William J. Lansing, President and Chief Executive Officer of ValueVision Media, Inc.

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About ValueVision Media, Inc
Founded in 1990, ValueVision Media is an integrated direct marketing company that sells general merchandise directly to consumers through television, the Internet, and direct mail. It operates ShopNBC, one of the top three television shopping networks in the United States and ShopNBC.com. For more information, please visit www.valuevisionmedia.com or www.shopnbc.com.
Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company’s programming and the fees associated therewith; the success of the Company’s e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company’s operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
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SOURCE: ValueVision Media, Inc.
CONTACT: Investor Relations, Frank Elsenbast, Senior Vice President and
Chief Financial Officer, 952-943-6516.